LICENSE AND NON-DISCLOSURE AGREEMENT

THIS AGREEMENT made and entered into as of the ____ day of _________, 1999, by and between

                       Internet Shops, Inc.
                  2100 Roswell Road, Suite 200C
                        Marietta, GA 30062

hereinafter referred to as "Licensor," and

                   The Golfing Network.Com Inc.
                     4638 Irving Blvd., #314
                         Dallas, TX 75877

hereinafter referred to as "Licensee."

                           WITNESSETH:

WHEREAS, Licensor has rights to an internet data base and content which may be utilized in operating an on-line virtual golf pro shop; and

WHEREAS, Licensee desires to license the data base and systems utilized in such an internet business utilizing its own domain name and logo; and

WHEREAS, the Licensee has approached Licensor concerning the use of said data base and systems with the understanding that the licensee is not obligated to follow any prescribed systems of the Licensor; and

WHEREAS, the parties desire to enter into a License Agreement according to the following terms.

NOW, THEREFORE, IT IS AGREED:

1. Grant of License. Licensor grants to Licensee for the term as contained herein the personal, non-transferrable and non-exclusive right, license and privilege ("License") to use the Licensor's data base and systems in the internet golf pro shop, and to adopt and to use, the products, services, trade names, trademarks and service marks which the Licensor incorporates into its business. Licensor presently has no trade names, trademarks and service marks which are used in connection with the license agreement.

The Licensee shall be responsible for the design selection and registration of its own domain name together with the design of any logo used in the creation and marketing of the business. The licensor shall have no ownership interest in the domain name or logo.

2. Term. This Agreement is effective from the date hereof and shall remain in force for a period of ten (10) years. The term of the license is not affected by any other agreement than the License Agreement. Thereafter, it may be extended for additional ten (10) year terms provided Licensee is not in default of any material provision of the License Agreement and upon delivery of written notice to renew not more than twelve (12) months and not less than six (6) months prior to expiration of the original term. No renewal fee will be charged and renewal shall be granted upon the terms and conditions (including the service fee) of the License Agreement in use by the business at the renewal date.

3. Consideration. In consideration for the License, Licensee agrees to pay Licensor the sum of $1,575.00 in cash or bank funds upon execution of this agreement.

4. Service Fee. In consideration of the use of Licensor's systems, data base, trademark(s), service mark(s) and/or trade name(s), Licensee shall pay a service fee equal to seventy (70%) percent of the net profit on products sold on its internet site. Net profits are hereinafter defined in this Agreement.

5.   General Services to be Rendered by Licensor.

        (a) During the term of this License, the Licensor shall periodically advise and consult with the Licensee in connection with the operation of its golf website and also upon request by the Licensee, at other reasonable times. The Licensor shall communicate its know-how, new developments, techniques and improvements in areas of website operation and management which are pertinent to the operation of the website. The communication shall be accomplished through telephone communication, printed and filmed reports, seminars, e-mail or whatever methods the Licensor feels appropriate. The Licensor shall make available to the Licensee all additional services, facilities, rights and privileges which the Licensor makes generally available from time to time to all its Licensees operating a golf pro shop website.

        (b) The Licensor shall periodically develop and update the data base technology and systems to meet competitive forces in the market place.

            (c) Licensor will be solely responsible for merchandise content, including current products and new products, advertising and format.

          (d) Licensor shall provide all order processing, customer payments, attend to purchasing and inventory and fulfillment of orders placed on the Licensor's website.

       (e) Licensor will submit your domain name to all major search engines utilizing the world wide web provided however that the Licensor makes no warranties or representations as to the length of time required by each particular search engine to list the website or the number of listings provided on the search engine.

6. Reports. On or before the 10th day of each and every month during the term hereof, the Licensor shall provide to the Licensee, a statement, in such form as the Licensor shall reasonably create, of sales generated from the Licensee's website for the preceding month, and shall pay to the Licensee its percentage of net profit from the operation of the website for said period. The Licensor shall deliver such additional financial, operating and other information and reports as the Licensor may determine on the forms and in the manner prescribed by the Licensor and in accordance with the License, and will reasonably allow Licensee to track website sales.

7. Net Profits Defined. For purposes of this Agreement, the term "Net Profits" shall mean all revenues from sales generated by the website plus outgoing freight. From this amount is deducted actual credit card processing fees for the customer order, product cost, actual cost of incoming freight and an administration fee per order as established by the Licensor (presently $.50 per order) to arrive at net sales.

Each successive month there shall be an adjustment to provide for merchandise returned by customers.

8. Licensor's System. Licensee acknowledges that every component of the Licensor's system is important to the Licensor and to the operation of the website. Licensee acknowledges, however, that compliance with the systems, standards and policies of Licensor's system is not required as a condition of this License Agreement.

9. Non-Disclosure Agreement. Licensee acknowledges the systems, processes, designs, components, and all other elements and trade secrets concerning the operation of the website to be the sole and exclusive property of Licensor. Licensee agrees that it will not sell or disclose any of the systems, methods, processes, designs or other private matters and trade secrets of said system to any person, firm, partnership or corporation except as otherwise provided herein. Any knowledge or information which may be acquired by said Licensee through training materials and sessions, manuals, employees, observation, or other method whatsoever shall for all time and for all purposes be regarded as strictly confidential and held in trust for use only in the operation and promotion of the website.

10. Legal Remedies. The system, methods, processes, designs and trade secrets of the Licensor are unique and extraordinary and of great value to Licensor. A breach of this Agreement by Licensee will cause Licensor irreparable damage. If Licensee refuses or fails to carry out any of the terms of this Agreement, Licensor shall be entitled to injunctive relief to restrain Licensee from violating its contract or rendering services to anyone also together with money damages which Licensor may suffer in the event of such breach.

In the event of any such violation of this Agreement, Licensor shall also have the right to discontinue the delivery of any payments, goods and services, as well as pursue any other sanctions or remedies permitted under any of the provisions of the Agreement.

11. Termination of the License Agreement. Licensor may terminate the License Agreement for "good cause" which includes but is not limited to the failure to comply with any lawful requirement of the License Agreement. In the event of failure to comply with such conditions, Licensor will give the Licensee thirty (30) days written notice by the United States Post Office to cure any such failure. Any such failure not cured within the thirty (30) day period will result in Notice of Termination of the License being sent to the Licensee which shall be effective thirty (30) days after delivery of such notice. However, notice of termination or cancellation shall be deemed effective immediately upon receipt of written notice from Licensor to the Licensee for any of the following alleged grounds:

                    1. The bankruptcy or insolvency of the Licensee or a substantial part of the assets of the Licensee assigned to or for the benefit of any creditor, or the Licensee admits Licensee's inability to pay his debts as they come due. Termination due to bankruptcy or insolvency may not be enforceable under the Federal Bankruptcy Code.

                    2. Licensee abandons the website by failure to operate the website for an unreasonable period, causing the Licensor to reasonably conclude that under the facts and circumstances the Licensee does not intend to continue to operate the business, unless such failure to operate is due to fire, flood, earthquake or other similar causes beyond Licensee's control.

                3. Any assignment or other transfer of any interest in this License shall occur in violation of this Agreement.

                4. Licensor and Licensee agree in writing to terminate the License Agreement.

              5. Licensee makes any material misrepresentation relating to the acquisition of the business, or the Licensee engages in any action or conduct which reflects substantially, materially and unfavorably on the operation, image and reputation of the business.

             6. The Licensee repeatedly fails to comply with one or more of the requirements of this agreement whether or not corrected after notice.

            7. The Licensee is convicted of a felony or other criminal misconduct relating to the operation of the business.

To the extent that the above cancellation and termination provisions do not comply with state or federal legislation regarding termination and renewal, Licensor will adhere to state and federal laws and regulations regarding cancellation and termination.

Upon termination of or refusal to renew or extend the License Agreement, whether by Licensee, Licensor or expiration of the License Agreement, the Licensee shall comply with the following provisions:

           1) The Licensee shall immediately cease using the systems and data base of the Licensor.

          2) Licensee shall continue to remain liable on any contract for goods or services or any other obligation incurred by the Licensee from Licensor on behalf of the business.

Upon termination of or refusal to renew or extend this Agreement, whether by Licensee, Licensor or expiration of the License Agreement, the Licensee shall have no ownership interest in the License Agreement, the data base or systems. Licensee will maintain sole liability and sole ownership interest in all leases, assets and contractual rights and obligations and physical assets the Licensee may have purchased during the operation of the website business. The Licensee shall receive no payment or adjustment whatsoever for any good will the Licensee may have established either prior to or during the operation of the business.

12.  Trademarks, Service Marks, Trade Names, Logo Types and Commercial
Symbols.
Licensee acknowledges that although the Licensor does not currently utilize any service marks, trademarks, trade names, logo types or commercial symbols in connection with the License Agreement, such marks and symbols may be adopted in the future for use in connection with the business. Under this Agreement, Licensor will grant to Licensee the right to utilize any such trade names, trademarks, service marks and logos that may hereafter be used in connection with the business.

Upon termination of this Agreement, Licensee shall execute such documents and take such action as Licensor may deem reasonably necessary or desirable to evidence the fact that Licensee has ceased using the trademark and the trade name and that he has no further right or interest therein whatsoever.

13. Copyright. All title and copyrights in and to the data base (including but not limited to any images, photographs, animations, video, audio, music, text and "applets" incorporated into the website, its data base any accompanying printed materials) are owned by licensor except those as may be owned by its advertisers and suppliers. All rights are reserved by the Licensor except those specifically granted.

14. Sale, Transfer or Assignment of Interest. This License Agreement provides that the Licensee may not sell, sublicense, assign, including as security for any loan, or otherwise encumber or transfer the License Agreement, nor any part of the ownership of the License (which shall mean and include voting stock, securities convertible thereto, proprietorship and general partnership interest) voluntarily, involuntarily, directly or indirectly in any way without the express prior written consent of Licensor which consent shall not be unreasonably withheld. This provision also applies to involuntary transfers, such as would occur upon the death of the Licensee. Licensor has reserved to its sole discretion the decision whether to approve the transfer or assignment of the License. Any sale, transfer or assignment made without the express written approval of Licensor shall allow Licensor the right to terminate this Agreement.

The rights of the Licensee's heirs in the event of the death or disability of the Licensee shall follow the guidelines provided herein for assignments. In the event of the death the legal representative of the Licensee shall within sixty (60) days of such death set forth in writing and deliver to Licensor a description of the proposed disposition of such interest. Licensor shall have the first option to purchase said interest under the terms and conditions provided herein; however, Licensor shall have the right to approve by express written consent any such proposal made by the heirs or legal representative of the Licensee.

15. Assigning Interest to a Corporation. The License Agreement is the personal property of the Licensee insofar as the Licensee may assign Licensee's interest in the License Agreement to a corporation provided that the Licensee shall retain at least fifty-one (51%) percent of the outstanding shares of the corporation. Upon any transfer to such corporation, the Licensee will be required to execute a written guarantee of liability and personally assume all debts and obligations of said corporation to Licensor.

16. First Option to Purchase. The Licensee or his representative shall give the Licensor notice in writing of its intent to sell or otherwise transfer its license. The notice shall set forth the name and address of the proposed purchaser and all the terms and conditions of any bona fide offer. The Licensor shall have the first option to purchase the business by giving written notice to the Licensee of its intention to purchase on the same terms and conditions as contained in such bona fide offer within 30 days following receipt by the Licensor of such notice.

In the event that the Licensor does not exercise its right to purchase the business and it is not subsequently sold to the proposed purchaser for any reason, the Licensor shall continue to have, upon the same conditions and notice, a first option to purchase the business upon the terms and conditions contained in any subsequent bona fide offer.

17. Licensee Not an Agent of Licensor. The Licensee shall have no authority, express or implied, to act as agent of the Licensor or any of its affiliates for any purpose. The Licensee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, the business and for all claims or demands based on damage or destruction of property or based upon injury, illness or death or destruction of persons, directly or indirectly, resulting from the operation of the business and all in accordance with the provisions of this Agreement.

18. Indemnification. If the Licensor shall be subject to any claim, demand or penalty or become a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission by Licensee, his employees or agents, or by reason of any omission with respect to the business, Licensee shall indemnify and hold harmless the Licensor against all judgments, settlements, penalties and expenses, including attorneys' fees, court costs and other expenses of litigation or administrative proceeding, incurred by or imposed on Licensor in connection with the investigation or defense relating to such claim or litigation or administrative proceeding and, at the election of Licensor, Licensee shall also defend Licensor.

19. Limited Warranty. Licensor warrants that the data base will perform substantially in accordance with this agreement and any supplemental written materials during the term of this agreement. There are no implied warranties or representations except to the extent that certain states and jurisdictions do not allow limitations for the duration of an implied warranty and therefore this limitation may not apply.

To the maximum extent permitted by applicable law the Licensor disclaims all other warranties, express or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, with regard to the data base, systems and any accompanying written materials. This limited warranty gives the Licensee certain specific rights which may vary from state to state.

To the maximum extent permitted by applicable law, in no event shall Licensor be liable for any damages whatsoever (including without limitation, special, incidental, consequential or indirect damages for personal injury, loss of business profits, business interruption, loss of business information, or other pecuniary loss arising out of the use or inability to utilize the data base or systems or for any other pecuniary loss) arising out of the use or inability to use the data base and systems, even if the Licensor has been advised of the possibility of such damages. Licensor shall not be responsible for the damages or losses to Licensee as a result of natural disasters, power outages, interruption in phone service or internet access or failures of Licensee's computer equipment or systems. In any case Licensor's entire liability under any provisions of this agreement shall be limited to the amount actually paid for the License Agreement. Some estates may not allow the exclusion or limitation of liability for consequential or inconsequential damages and the above limitation may not apply in a particular circumstance.

20. Notices. All notices or other documents required or which may be given under this agreement shall be in writing, duly signed by the party giving such notice and transmitted by registered or certified mail, telecopier (with confirmation of transmission), telegram, addressed as follows:

                    Licensor: 2100 Roswell Road, Suite 200C
               Marietta, GA 30062
               Telecopier No.  (770) 517-1505

                    Licensee: The Golfing Network.Com, Inc.
               Telecopier No.___________

Any notice or document so given shall be deemed to have been received when delivered, or on the second business day following the date of mailing, if sent by registered mail or telegram, but shall be deemed to have been received on the next business day if transmitted by telecopier. If the postal system is disrupted by labor strike, any notice shall be sent by telecopier or delivered. Any party may from time to time by notice given as provided above change its address for the service of notices.

21. Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

22. Modification. The Licensee may modify this agreement only upon execution of a written agreement between Licensor and the Licensee. The Licensor may modify this agreement only upon the execution of the same such written agreement to modify. Licensor may modify or amend systems, standards under any conditions and to any extent which Licensor deems necessary to meet competition, protect trademarks or trade names, or improve the quality, image and reputation of the products or service offered by Licensor. Licensee is not required to by the terms of this agreement to follow any changes to recommended standards.

23. Severability. Licensor reserves the right to partially or fully waive any of the above restrictions. The Licensee should expressly understand that if any provision of this agreement would be construed to be illegal or invalid, it shall not affect the legality or validity of any of the other provisions hereof. The illegal or invalid provision shall be deemed stricken and deleted from the terms of this agreement to the same extent and effect as if it were never incorporated herein.

24. Governing Law. The terms and conditions of this License shall be interpreted in accordance with and governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, the undersigned parties have executed this agreement on the date specified above.

                                   LICENSOR:

                                   Internet Shops, Inc.

                                   By:        /s/ David Quail
                                        David Quail

                                   LICENSEE:

                                          /s/ Bryan J. Efimov
                                   President